Exhibit 99.1

FOR IMMEDIATE RELEASE

Willdan Group, Inc. Finalizes Settlement of Litigation
with City of West Hollywood

ANAHEIM, Calif., March 12, 2007 — Willdan Group, Inc. (NASDAQ:WLDN), a leading provider of outsourced services to public agencies, today announced the final settlement of a dispute between its engineering services subsidiary, Willdan, and the City of West Hollywood, California.  The final agreement between the parties became effective as of March 6, 2007.

The dispute arose in fiscal year 2002 and concerned a construction project for the improvement of Santa Monica Boulevard.  The matter went to trial in the fourth quarter of 2005 and a jury rendered a verdict in favor of the City of West Hollywood, awarding damages in the amount of $6.3 million.  The full amount of the judgment was accrued by Willdan in fiscal year 2005.  Willdan appealed the verdict, and that appeal was ongoing prior to this settlement being reached.

According to the terms of the final agreement, Willdan will pay the City of West Hollywood $6.2 million in cash and provide the city a credit of $85,000 towards future services.  Willdan expects approximately $3.2 million of the settlement to be paid by Willdan’s insurance coverage.  By reaching this settlement, Willdan will eliminate approximately $53,000 per month in future interest expense related to the litigation and the ongoing legal expenses associated with the appeal.

“We believe this is a favorable outcome for our company and we look forward to working with the City of West Hollywood in the future,” said W. Tracy Lenocker, Interim Chief Executive Officer of Willdan Group, Inc.  “We are also pleased to eliminate substantial monthly expenses related to this litigation which can now be applied to our growth and expansion.”

About Willdan Group, Inc.

Founded over 40 years ago, Willdan Group, Inc. is a leading provider of outsourced services to public agencies located primarily in California and other western states.  Willdan Group, Inc. assists cities and other government agencies with a broad range of services, including civil engineering, building and safety services, geotechnical engineering, financial and economic consulting, and disaster preparedness and homeland security.  www.willdangroup.com

Willdan, a wholly owned subsidiary of Willdan Group, Inc., is an engineering and planning firm dedicated to serving the individual needs of cities, towns, counties, special districts, as well as state and federal agencies.  Willdan has offices throughout California, Arizona, Nevada and Utah, serving more than 400 public sector clients.  www.willdan.com

Forward-Looking Statements

Safe Harbor Statement:  Statements in this press release which are not purely historical, including statements regarding Willdan Group’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the Company will not be able to apply its expected cost savings to growth and expansion strategies. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the local and regional economies of California and the other markets in which the Company operates. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 3, 2006. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan Group, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:

Mallory McCamant

Chief Financial Officer

Tel: 714-940-6327

mallory@willdangroup.com

Moira Conlon

The Abernathy MacGregor Group Inc.

Tel: 213-630-6550

MHC@abmac.com